Zion Oil & Gas

Tuesday, June 5, 2012

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Dear Shareholder and/or Friend of Zion...

I am happy to announce some excellent news. This past week, Zion Oil & Gas (Zion Oil) and Lapidoth Israel Oil Prospectors Corp. Ltd. (Lapidoth) signed a Memorandum of Understanding (MoU) that I believe will not only be good for both Zion Oil and Lapidoth, but also for the State of Israel. (Lapidoth, a forerunner of onshore oil prospecting in Israel, was incorporated in 1959 and its securities are traded on the Tel Aviv Stock Exchange.)

The MoU outlines plans to establish a company, tentatively named “Zion-Lapidoth Drilling”, which is to purchase a drilling rig suitable for drilling wells to a depth of up to 25,000 feet. The MoU contemplates that Zion-Lapidoth Drilling will be 50% owned by Zion Oil and 50% by Lapidoth. The anticipated cost of the drilling rig is up to US$ 15 Million and each party will share equally in the financing of Zion-Lapidoth Drilling. The MoU provides that Zion Oil will retain Zion-Lapidoth Drilling for its drilling program and when not required by Zion Oil, Zion-Lapidoth Drilling may lease the drilling rig to third party oil and gas drilling entities.

The MoU is subject to certain standard conditions, including the execution of definitive purchase agreements, required approvals and the completion of acceptable due diligence by the parties. Additionally, the implementation of the MoU is subject to Zion raising at least $10 million within the next 12 months. The MoU also provides that for the next 12 months Lapidoth will have a right of first refusal to drill wells, as needed, in accordance with Zion Oil’s work program.

The establishment of Zion-Lapidoth Drilling will help alleviate a longstanding concern about our ability to continue to drill exploratory wells in Israel without dependence on an outside third party. Zion will also benefit from Lapidoth's significant experience in operating drilling projects in Israel. We believe that the ultimate establishment of Zion-Lapidoth Drilling will take Zion Oil, as a business, to a completely new level.

You can read the full text of the MOU at www.zionoil.com.

You can read the full text of the Press Release at www.zionoil.com.

Israel's Minister of Energy and Water Resources: Dr. Uzi Landau

In order to address some of the recent regulatory changes relating to drilling wells in Israel, this past week, we attended a meeting in Tel Aviv at the Chamber of Commerce (Oil & Gas Exploration Group) with Minister Dr. Uzi Landau.

Dr. Landau was generous with his time and we, along with others in the local oil & gas industry, were given the opportunity to present both our problems and our recommendations.

Last month's update detailed the work we are doing on our various exploration licenses. This past month we have been progressing that work and are looking forward to further field operations in the coming weeks, including re-entering the Elijah #3 well and acquiring additional seismic data.

Some time ago, 'Globes' (one of Israel's leading business publications) published an interview with Fred Zeidman, who has been chairman of the board or a director of various Texas based oil & gas drilling / exploration / refining companies.

Fred Zeidman made a number of comments regarding the (very bright) future for oil exploration in Israel, including:

1. The prospects in Israel are 'brilliant'.

2. The offshore findings were amazing and it is hard to believe that there are no hydrocarbons onshore.

3. It could be that the onshore deposits will be found 'much deeper'.

4. Royalties in Israel of 12.5% are reasonable.

His advice to investors is that investment in oil and gas can be wonderful, but you need 'patience'. However, the reward, once successful, is enormous.

Our team remain convinced that our license areas will ultimately deliver to us their deeply hidden treasure... in G-d's good time.

We have both the patience and the firm resolve... and once we establish the drilling company and purchase a rig, we should have the right tool to finish the job - a deep drilling rig in Israel on a permanent basis.

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Turning to our upcoming Annual Meeting of Stockholders, which is very important for our good administration, please note that, if you are a Zion Stockholder:

Zion's 2012 Annual Meeting of Stockholders

will be held at:

The Hotel Dan Caesarea, Caesarea, Israel

on Tuesday, June 12, 2012

starting at: 2:00 p.m.

With regard to the 2012 Annual Meeting, we have mailed material to you (or your broker) and ask that you please vote your shares.

You can vote by:

(i) the internet - go to www.proxyvote.com

(ii) telephoning: 1-800-579-1639

(iii) mail (by returning your voting card)

(iv) attending the Annual Meeting

Zion has a great number of individual stockholders (as opposed to a few large institutions holding large blocks of stock), so please watch out for your voting card and take the few minutes to vote. Without your support with voting, we may have difficulty in properly administering Zion Oil & Gas, Inc.

We depend on you to support us, so please...

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel.

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, its ability to successfully negotiate definitive agreements with respect to the MoU and establish its drilling subsidiary, impact of new regulations on exploratory drilling operations, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.,

6510 Abrams Rd., Suite 300,

Dallas, TX 75231.

Tel: 1-214-221-4610 or 1-888-891-9466